Exhibit 10.6

CSW INDUSTRIALS, INC.

Form of Non-Qualified Stock Option Right Award Agreement

WHEREAS, Capital Southwest Corporation (“Capital Southwest”) and [                    ] (the “Participant”) currently are parties to a Non-Qualified Stock Option Agreement, dated [                    ], whereby Capital Southwest granted a non-qualified option to purchase shares of common stock of Capital Southwest (the “Capital Southwest Award”) to the Participant under the Capital Southwest Corporation 2009 Stock Incentive Plan (the “Capital Southwest Plan”);

WHEREAS, effective as of 11:59 p.m. Central Time on September 30, 2015, Capital Southwest separated its industrial products, coatings, sealants, and adhesives and specialty chemicals businesses from its other businesses through a spin-off of those businesses to its stockholders, which resulted in the distribution of 100% of the outstanding stock in CSW Industrials, Inc. (the “Company”) to the holders of common stock of Capital Southwest (the “Share Distribution”);

WHEREAS, the Capital Southwest Award is being adjusted in connection with the Share Distribution and such adjustment includes granting a non-qualified option to purchase shares of the common stock of the Company (the “Replacement Award”);

WHEREAS, the Board of Directors of the Company has approved granting Replacement Awards in connection with the Share Distribution; and

WHEREAS, pursuant to Section 23 of the CSW Industrials, Inc. 2015 Equity and Incentive Compensation Plan (the “Plan”), the Company is authorized to issue Replacement Awards to any holder of an equity compensation award granted under the Capital Southwest Plan that remains outstanding immediately prior to the Share Distribution.

NOW, THEREFORE, the Company hereby grants a Replacement Award to the Participant as follows:

Date of Grant:	September 30, 2015

Name of Participant:	[ ]

Number of Common Shares:	[ ]

Option Price:	$[ ] per Common Share

Expiration Date:	[ ]

Vesting Schedule:	[ ]

The Company hereby awards to the Participant an Option Right under the Plan, for the Option Price and number of Common Shares set forth above, effective as of the Date of Grant specified above. This Option Right is not intended to be, and shall not be treated as, an “incentive stock option” within the meaning of Section 422 of the Code. Unless otherwise provided herein, capitalized terms used in this Award Agreement that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan.

The terms and conditions of the Option Right granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1.	No Right to Continued Employee Status

Nothing contained in this Award Agreement shall confer upon Participant the right to the continuation of his or her employee status, or to interfere with the right of the Company or its Subsidiaries, as applicable, to terminate such relationship.

2.	Vesting of the Option Right

(a)	Each installment of the Option Right shall vest and become exercisable in accordance with the Vesting Schedule set forth above if the Participant remains employed by the Company or a Subsidiary through the applicable anniversary date that such installment vests. Any unvested portion of the Option Right shall be forfeited immediately upon the Participant’s termination of employment with the Company and all Subsidiaries.

(b)	Notwithstanding anything in this Award Agreement or the Plan to the contrary, the Option Right shall automatically vest in full and become exercisable upon a Change in Control.

(c)	Notwithstanding anything in this Award Agreement or the Plan to the contrary, employment with Capital Southwest, or one of its subsidiaries, as applicable, after the Share Distribution will be deemed to be employment with the Company under the Plan, and a termination of service from Capital Southwest and all of its subsidiaries after the Share Distribution will be deemed to be a termination of service from the Company under the Plan, notwithstanding that Capital Southwest ceases to be an Affiliate of the Company.

3.	Exercise; Transferability

(a)	Timing of Exercise. Any portion of the Option Right which vests and becomes exercisable in accordance with Section 2 above, shall remain exercisable as provided in this Section 3(a).

(i)	If the Participant’s employment with the Company and all Subsidiaries terminates due to his or her death or Disability, the vested portion of this Option Right shall remain exercisable for six (6) months following such termination of employment, or if earlier, until the Expiration Date. For purposes of this Award Agreement, “Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

(ii)	In the event of a Change in Control, this Option Right shall remain exercisable until the Expiration Date.

(iii)	If the Company or a Subsidiary terminates the Participant’s employment for Cause, the unexercised, vested portion of the Option Right shall expire immediately upon the date of such termination. For purposes of this Award Agreement, “Cause” means with respect to the Participant (A) the commission of any act or acts of personal dishonesty intended to result in substantial personal enrichment to the Participant to the detriment of the Company or any Subsidiary; (B) conviction of, or entering into a plea of nolo contendere to, a felony; (C) repeated failures to perform his or her responsibilities that are demonstrably willful and deliberate, provided that such failures have continued for more than ten (10) days following written notice from the Company or a Subsidiary of its intent to terminate his or her employment based on such failure; (D) intentional, repeated or continuing violation of any of the applicable policies or procedures of the Company or its Subsidiaries, that occurs or continues after notice to the Participant that he or she has violated such policy or procedure; or (E) any material breach of a written covenant or agreement with the Company or its Subsidiaries, including the terms of the Plan or any material breach of fiduciary duty to the Company or its Subsidiaries. For purposes of this definition, the Participant shall be considered to have been discharged for Cause if the Company or a Subsidiary determines within thirty (30) days after his or her resignation or discharge that discharge for Cause was warranted.

(iv)	If the Participant’s employment with the Company and all Subsidiaries for any reason other than as described in clauses (i), (ii), or (iii) above, the vested portion of this Option Right shall remain exercisable for one (1) month following the date of such termination of employment, or if earlier, until the Expiration Date.

(v)	In the event the Participant’s employment with the Company and all Subsidiaries does not terminate prior to the Expiration Date, the vested portion of this Option Right shall remain exercisable until the Expiration Date.

(b)	Exercise Method. This Option Right shall be exercised by (i) delivery to the Company of a written notice of exercise stating the number of Common Shares being purchased (in whole Common Shares only) and such other information set forth on the form of Notice of Exercise attached to this Award Agreement as Exhibit A and (ii) a check or cash in the amount of the Option Price of the Shares covered by the notice (or such other consideration as has been approved by the Board of Directors of the Company consistent with the Plan), plus any applicable withholding taxes unless the Participant exercises the Option Right through a cashless exercise in accordance with the Plan and the Committee’s rules and procedures governing cashless exercises. Any cashless exercise permitted hereunder will be subject to any applicable limitations or restrictions imposed under the Sarbanes-Oxley Act of 2002.

(c)	Transferability. Unless otherwise required by law, this Option Right shall not be assignable or transferable other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Participant only by the Participant (or the Participant’s guardian or legal representative).

4.	Taxation Upon Exercise of Option Right

The Participant understands that, upon exercise of this Option Right, Participant will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the Market Value per Common Share, determined as of the date of exercise, exceeds the Option Price per Common Share. The acceptance of the Common Shares by the Participant shall constitute an agreement by the Participant to report such income in accordance with then applicable law. Withholding for Federal or state income and employment tax purposes shall be made, if and as required by law, from the Participant’s then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require the Participant to make a cash payment to cover the liability as a condition of the exercise of the Option Right; however, in the case of a cashless exercise, the Participant may use Common Shares that are the subject of such exercise to pay for any or all such tax liability, all in accordance with the Committee’s rules and procedures governing such process. Any use of Common Shares to pay for any tax liability will be subject to any applicable limitations or restrictions imposed under the Sarbanes-Oxley Act of 2002.

5.	Modification, Extension and Renewal of Option Right

The Committee may modify, extend or renew this Option Right or accept its surrender (to the extent not yet exercised) and authorize the granting of a new option in substitution for it (to the extent not yet exercised), subject at all times to the Plan, the Code, and other applicable laws. Notwithstanding the foregoing provisions of this Section 5, no modification shall, without the consent of the Participant, alter to the Participant’s detriment or impair any rights of Participant under this Award Agreement except to the extent permitted under the Plan.

6.	Notices

Any notice required to be given pursuant to this Award Agreement or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to the Participant at the address last provided by the Participant for his or her employee records.

7.	Award Agreement Subject to Plan

This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan.

8.	Entire Agreement

This Award Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Award Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Award Agreement, provided, however, in any event, this Award Agreement shall be subject to and governed by the Plan.

9.	Severability

In the event that one or more of the provisions of this Award Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

10.	Electronic Delivery

The Company may, in its sole discretion, deliver any documents related to this Option Right and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11.	Counterparts

This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement on as of the date first above written.

COMPANY:

CSW INDUSTRIALS, INC.

By:	Joseph B. Armes
Chief Executive Officer

PARTICIPANT:

Name:

Address:

EXHIBIT A

CSW INDUSTRIALS, INC.

NON-QUALIFIED STOCK OPTION RIGHT EXERCISE FORM

Date:

Attention:

The undersigned hereby elects to exercise all or a portion of the Option Right issued to him/her by CSW Industrials, Inc. (the “Company”) on September 30, 2015 and to purchase                      shares of common stock of the Company (the “Common Shares”) at an exercise price of              Dollars ($        ) per Common Share or an aggregate purchase price of              Dollars ($        ) (the “Option Price”). Pursuant to the terms of the Option Right, the undersigned has delivered the Option Price herewith in full in cash or                         .

Please issue a certificate or certificates representing said Common Shares in the name of the undersigned.

By:

Typed Name:

Address: